UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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ICU MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ICU MEDICAL, INC.
951 Calle Amanecer
San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 9, 2014

The 2014 Annual Meeting of Stockholders ("Annual Meeting") of ICU Medical, Inc. (the ''Company'') will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 936-9761 and (408) 774-4587 for international, conference identification number 12911664, on Friday, June 9, 2014 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To approve an amendment to the Company’s Certificate of Incorporation to phase out the Company’s classified Board of Directors;

2.	To approve an amendment and restatement of the Company’s Certificate of Incorporation to update the Certificate of Incorporation and integrate prior amendments into a single document;

3.
To elect two directors of the Company to serve for a term of three years (or for a term of one year if the stockholders approve Proposal 1 above) and until their successors have been elected and qualified;

4.	To approve the amendment and restatement of the 2011 Stock Incentive Plan;

5.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014;

6.	To hold an advisory vote to approve our named executive officer compensation; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of Common Stock of record as of the close of business on April 21, 2014 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (800) 936-9761 and (408) 774-4587 for international, conference identification number 12911664, from a touch-tone telephone. If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record. If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors
Scott E. Lamb, Secretary
San Clemente, CA
April 28, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2014

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone. If you are a stockholder of record and attend the Annual Meeting electronically, you may withdraw your proxy and vote in person via facsimile. You will find

1

information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.
THANK YOU FOR ACTING PROMPTLY
How do I submit my proxy?

You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose. Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

•	by mailing the enclosed proxy card in the enclosed envelope;

•	electronically, using the Internet; or

•	over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card. Alternatively, you may submit your proxy by mail by returning your signed proxy card in the enclosed envelope. If we receive your proxy by mail, electronically or by telephone before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, as opposed to voting by proxy you may vote your shares during the Annual Meeting by facsimile. The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote. You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears. You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.” You may download and print the ballot. Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on June 6, 2014. After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-4264. Ballots must be received before the polls are closed during the Annual Meeting to be counted. We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on June 9, 2014.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and proxy card, you may call our toll-free telephone number at (800) 824-7890; email us at ir@icumed.com or visit our web site at www.icumed.com. You may also request that we send you proxy materials relating to future stockholders meetings in print or electronic form.

Your vote is important. Thank you for voting.

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ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the ''Company'') for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 936-9761 and (408) 774-4587 for international, conference identification number 12911664, on Friday, June 9, 2014 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.
The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 28, 2014. The principal executive offices of the Company are located at 951 Calle Amanecer, San Clemente, California 92673.

Attendance by Remote Communication

The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (800) 936-9761 and (408) 774-4587 for international, conference identification number 12911664, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of April 21, 2014, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (800) 936-9761 and (408) 774-4587 for international, conference identification number 12911664, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting during the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) an approval of the amendment to the Company’s Certificate of Incorporation to phase out the Company’s classified Board of Directors, (ii) an approval of the amendment and restatement of the Company’s Certificate of Incorporation to update the Certificate of Incorporation and integrate prior amendments into a single document, (iii) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (iv) the approval of the amendment and restatement of the Company's 2011 Stock Incentive Plan (the "2011 Plan"); (v) the ratification of the selection of the independent registered public accounting firm, (vi) the approval, on an advisory basis, of our named executive officer compensation and (vii) in the discretion of the proxy holders, any other business that comes before the meeting. Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our Common Stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters. Currently, no matter is expected to be considered at the Annual

Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our Common Stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Record Date and Voting

As of April 21, 2014 the outstanding voting securities of the Company consisted of 15,209,943 shares of $0.10 par value Common Stock. Each stockholder of record at the close of business on April 21, 2014 is entitled to one vote for each share held as of that date on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.
Assuming that a quorum is present, the votes required to approve the matters before the Annual Meeting are as follows:

•
Approval of Amendment to the Certificate of Incorporation to phase out the Company’s classified Board of Directors: Stockholder approval of this matter requires the affirmative vote of at least 66 2/3% of the shares of Common Stock of the Company outstanding and entitled to vote thereon. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

•
Approval of Amendment and Restatement of the Certificate of Incorporation to update the Certificate of Incorporation and integrate prior amendments into a single document: Stockholder approval of this matter requires the affirmative vote of a majority of the shares of Common Stock of the Company outstanding and entitled to vote thereon. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

•
Election of Directors: The election of directors will be decided by a plurality of the votes. The two director nominees receiving the most votes will be elected. Abstentions and broker non-votes have no effect on this matter.

•
Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: Stockholder approval of this matter requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon and present in person or by proxy. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

•
All Other Matters (the proposal to approve the amendment and restatement of the 2011 Plan and the advisory vote on our named executive officer compensation): Stockholder approval of this matter requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon and present in person or by proxy. Abstentions will therefore have the same effect as an “Against” vote with respect to this proposal, but broker non-votes are not counted as votes cast affirmatively or negatively and will have no effect on the vote for these matters.
The term ''broker non-votes'' refers to shares held by a broker in street name that are present by proxy but are not voted pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Broker non-votes on non-routine matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter but are counted as present for quorum purposes. Of the proposals to be considered at the Annual Meeting, only the ratification of the selection of independent registered public accountants is considered to be a routine matter on which brokers may vote without instructions from beneficial owners. The approval of the amendment to the Certificate of Incorporation to phase out the Company’s classified Board of Directors, the approval of the amendment and restatement of the Certificate of Incorporation, the election of directors, the approval of the amendment and restatement of the 2011 Plan and the advisory vote to approve named executive officer compensation are considered non-routine matters on which your brokers may not vote without instructions from beneficial owners.

Board Recommendations
The Board of Directors recommends that you vote:

•	FOR the proposal to approve the amendment to the Certificate of Incorporation to phase out the Company’s classified Board of Directors;

•	FOR the proposal to approve the amendment and restatement of the Certificate of Incorporation;

•
FOR the election of the two nominees for election to the Board of Directors to serve for a term of three years (or for a term of one year if the stockholders approve Proposal 1) and until their successors have been elected and qualified;

•	FOR the proposal to approve the amendment and restatement of the 2011 Plan;

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2014; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as to shares of Common Stock owned as of April 21, 2014, by (a) each director and nominee, (b) each named executive officer and (c) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of the Company’s directors and officers, the George A. Lopez, M.D. Second Family Limited Partnership and the Lopez Family Trust is 951 Calle Amanecer, San Clemente, California 92673.
Ownership of Management

		Shares of Common Stock Owned	Options Exercisable within 60 days	Total Shares Beneficially Owned	Percent of Outstanding Shares (1)
	George A. Lopez, M.D.	1,637,078	679,192	2,316,270	14.6%	(2)
	George A. Lopez, M.D. Second Family Limited Partnership	1,186,843			7.8%	(3)
	Jack W. Brown	19,920	55,428	75,348	*
	John J. Connors	2,248	38,553	40,801	*
	Michael T. Kovalchik III, M.D.	3,784	40,928	44,712	*
	Joseph R. Saucedo	1,022	51,678	52,700	*
	Richard H. Sherman, M.D.	67,273	46,053	113,326	*
	Robert S. Swinney, M.D.	14,586	55,428	70,014	*	(4)
	Vivek Jain	30,000
	Alison D. Burcar	1,304	23,593	24,897	*
	Richard A. Costello	—	7,000	7,000	*
	Scott E. Lamb	4,220	169,554	173,774	*
	Steven C. Riggs	8,237	146,252	154,489	*
	All directors and named executive officers as a group (12 persons)	1,789,672	1,313,659	3,103,331	18.8%

	* Represents less than 1% of our outstanding common stock

(1)
Based on total shares of common stock outstanding plus outstanding options to acquire common stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)
Includes the 1,186,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3). Includes 4,002 shares owned by the Lopez Family Trust. Dr. Lopez is a trustee and beneficiary of the Lopez Family Trust. Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)
Dr. Lopez is the general partner of the Partnership and holds a 1% general partnership interest in the Partnership. As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares. Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not a trustee of and has no interest in his children’s Trusts. Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership.

(4)	Does not include 1,125 shares owned by Dr. Swinney's wife as to which he has no voting or investment power and disclaims any beneficial ownership.

5% or More Beneficial Ownership

	Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Outstanding Shares (1)
	Wellington Management Co. LLP	1,527,788	10.0%	(1)(2)
	280 Congress Street, Boston, MA 02210

	BlackRock Fund Advisors	1,331,577	8.8%	(1)(3)
	40 East 52nd Street, New York, NY 10022

	The Vanguard Group, Inc.	851,730	5.6%	(1)(4)
	100 Vanguard Blvd, Malvern, PA 19355

(1)
Information included solely in reliance on information included in statements filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13(d) or Section 13(g) of the Securities Act of 1934, as amended, by the indicated holder.

(2)
Wellington Management Company, LLP stated in its Schedule 13G/A filing with the SEC on March 10, 2014 that, of the 1,527,788 shares beneficially owned, it has shared voting power with respect to 1,179,553 shares and shared dispositive power with respect to all 1,527,788 shares.

(3)
BlackRock, Inc. stated in its Schedule 13G/A filing with the SEC on January 29, 2014 that, of the 1,331,557 shares beneficially owned, it has sole voting power with respect to 1,282,860 shares and sole dispositive power with respect to all 1,331,557 shares.

(4)
The Vanguard Group, Inc. stated in its Schedule 13G/A filing with the SEC on February 11, 2014 that, of the 851,730 shares beneficially owned, it has sole voting power with respect to 18,103 shares, sole dispositive power with respect to 834,427 shares and shared dispositive power with respect to 17,303 shares.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides important information about our executive compensation program. In this Compensation Discussion and Analysis, the term “named executive officers” represents the five executive officers named in the compensation tables below: George A. Lopez, M. D., Former Chairman of the Board and former President and Chief Executive Officer ("CEO"). Scott E. Lamb, Treasurer and Chief Financial Officer; Steve C. Riggs, Former Acting CEO and Vice President of Operations; Richard A. Costello, Former Vice President of Sales; Alison D. Burcar, Vice President of Product Development.

In October 2013, Dr. Lopez stepped down as our President and CEO due to health reasons, but has continued on as a director and an employee in our Research and Development department and continued to serve as the Chairman of our Board of Directors (“Board”) until the appointment of Vivek Jain in February 2014 as Chairman of the Board, President and CEO in February 2014. In addition, in March 2014, we delivered notice to Mr. Costello of his termination without cause, effective April 5, 2014.

Executive Summary

Over the last decade, through recessions in both the United States and Europe, ICU Medical has been profitable, generated positive operating cash flow in every year and achieved strong Total Shareholder Return ("TSR"), earning $279.6 million in net income. generating $430.5 million of cash from operating activities and achieving TSR of 86%, while maintaining a strong balance sheet and carrying no debt. Also during the last decade, we used $114.9 million of available cash to purchase 3.1 million shares or more than 20% of our common stock. Over the last five years, we have earned $181.3 million in net income, generated $280.7 million of cash from operating activities cumulatively and achieved TSR of 92%. During this same five–year period our revenues grew more than 35% from growth in infusion therapy and oncology, while maintaining our sales in a competitive critical care market and expanding our product offerings. Also, during this same five-year period, our international revenue grew 75% and was 29% of total revenue in 2013, compared to 23% of total revenue in 2009.

2013 was a challenging year for us. Our 2013 revenue was $313.7 million, a decrease of $3.2 million from 2012. Our revenues were negatively impacted by our lower sales in our OEM business, resulting in $12.3 million, or a 13%, decrease from 2012. Our $10.7 million, or 13%, increase in international sales in 2013 compared to 2012 helped offset the impact of lower OEM purchases from us. In addition, we maintained a strong operating cash flow of $65.7 million in 2013.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a more detailed description of our fiscal year 2013 financial results.

(in millions, except per share data)
	2013	2012	2011	2010	2009
Total revenue	$313.7	$316.9	$302.2	$283.0	$229.0
Gross profit	$154.7	$156.5	$142.4	$129.0	$106.3
Net income	$40.4	$41.3	$44.7	$29.9	$25.0
Diluted earnings per share	$2.65	$2.80	$3.15	$2.16	$1.67
Operating cash flow	$65.7	$66.3	$64.5	$33.1	$51.1

Financial performance was a key factor in the bonus decisions and outcomes for the 2013 fiscal year. For 2013, payment of performance bonuses was principally based on achievement of targets linked to total revenue and operating income, excluding medical device excise tax ("MDET") and diluted earnings per share, excluding MDET.

Our performance against the target levels for the 2013 financial performance goals accounted for 100% of Dr. Lopez's annual bonus award and 90% of the annual bonus award for each of the other named executive officers. In the case of named executive officers other than Dr. Lopez, they had specific individual goals for the remaining 10%. See "2008 Performance-Based Incentive Plan" below in this Compensation Discussion and Analysis for further details.

Our executive compensation program is designed to align our named executive officers’ interests with those of our stockholders by establishing a direct and meaningful link between our business financial results and their compensation. Consistent with our pay for performance philosophy, our Compensation Committee sets annual goals for the named executive officers’ incentive compensation with the objective of increasing stockholder value. Our named executive officers’ total compensation is comprised of a mix of base salary, performance-based bonuses and performance and time-based equity awards.
Compensation Overview

The compensation of our executive officers includes base salary, annual performance-based cash bonuses and equity awards. Our executive compensation objectives are:

•	to provide competitive total pay opportunities that help attract, reward and retain leadership and key talent;

•	to establish a direct and meaningful link between business financial results, individual/team performance and rewards; and

•	to provide strong incentives to promote the profitability and growth of the Company, create stockholder value and reward superior performance.

The Compensation Committee believes that a critical factor in ensuring the Company’s ability to attract, retain and motivate its executive officers is ensuring that their compensation is competitive with companies that it considers to be competitors. In determining the appropriate level and form of compensation, the Compensation Committee reviews market data relating to the cash and equity compensation of similarly-sized medical device and life sciences companies that is provided by Compensia, a national compensation consulting firm engaged by our Compensation Committee. The market data also includes a specific set of peer companies comprised of publicly-held health care equipment and supply companies that generally met the following characteristics: positive revenue growth, annual revenues of 0.5-2.0 times our revenues and aggregate market values of 0.5-3.0 times our aggregate market value.

In 2012, Compensia conducted a compensation analysis (which our Compensation Committee used as the basis for setting our 2013 executive compensation levels), using the following peer companies: Abaxis, Align Technology, Analogic, AngioDynamics, ArthroCare, Cantel Medical, Masimo, Medical Action Industries, Meridian Bioscience, Merit Medical Systems, Natus Medical, RTI Biologics, SonoSite, Symmetry Medical, Thoratec, Volcano, Wright Medical Group and Zoll Medical. All market data used for the comparative analysis, which includes the foregoing companies and supplemental survey data, comprises our ‘compensation peer group’.

    The Compensation Committee reviews and determines the compensation of all executive officers. See “Compensation Committee” elsewhere in this Proxy Statement. In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual. Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, do not significantly influence the pay setting process of current compensation levels. The significant compensation components are base salary, bonus pay and equity awards ("total direct compensation").

Benefits

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

Stock Ownership Guidelines

In 2011, we established stock ownership guidelines for our CEO and members of our Board of Directors. Our CEO has up to five years to acquire and retain shares of our common stock that equal or exceed five times the CEO's annual salary. Our directors have up to five years to acquire and retain shares of our common stock that equal or exceed three times the director's annual base retainer. Shares beneficially owned by the director, directly or indirectly, including vested restricted shares and shares represented by vested restricted stock units ("RSUs"), count toward meeting the stock ownership guidelines. All executive officers and directors are prohibited from engaging in any speculative transactions in Company securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

Anti-Pledging / Hedging Policies

All executive officers and directors are prohibited from engaging in any speculative transactions in ICU Medical securities, including share pledging, engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

Results of 2013 Stockholder Advisory Vote

The Compensation Committee considers the Say-On-Pay vote results from the prior Annual Meeting of stockholders to assist in its evaluation of the compensation program for our named executive officers. The 2013 Say-On-Pay vote was significantly in favor of our executive compensation structure, confirming to the Compensation Committee that stockholders approved of the recent efforts of the Committee to more effectively align executive compensation with performance. For 2013, the Compensation Committee has positioned the targeted total direct compensation with reference to the competitive market range (e.g. 50th percentile), with adjustments upwards or downwards based on factors such as Company and individual performance, experience, longevity with the Company, internal pay parity considerations and unique requirements of the position.

Components of Our Executive Compensation Program

Component	Form of compensation	Objectives and basis of compensation
Base Salary	Cash	Compensation is competitively based, taking into account the officer’s responsibilities and experience.
Base salary is reviewed by the Compensation Committee annually or when position responsibilities change.
Performance-Based Incentive Plan	Cash
Bonus is intended to align the interests of the executive officer with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders.

Bonus is based on the achievement of target levels for multiple financial measures determined at the start of the fiscal year, as well as execution of individual goals.
Bonus is a percentage of the executive officer’s base salary.
Bonus payments are based on the percentage of the goal achieved at each period end.
The Compensation Committee may exercise its discretion to award cash bonuses outside the 2008 Performance-Based Incentive Plan in circumstances of special individual achievement.
Performance and Time-Based Equity Awards	Performance and Time-Based Stock Options/ Performance and Time-Based Restricted Stock Unit Awards	Stock options and RSU awards retain executive officers through long-term vesting and potential wealth accumulation.
Stock options and RSU awards promote stockholder value creation.
Stock options and RSU awards are intended to make compensation practices consistent with our peer group. RSU awards are effective tools in better aligning equity compensation with performance.

We have entered into retention agreements with each of our named executive officers because our Compensation Committee believes that the occurrence, or potential occurrence, of a change in control would create uncertainty and disruption during a critical time for the Company. In addition, our Compensation Committee believes these agreements:

•	contribute to overall competitiveness of executive total compensation and enhance the Company’s ability to attract/retain key executives,

•	align the interests of key executives with those of the Company’s shareholders and promote objective evaluations of strategy alternatives by executives,

•
motivate executives to drive business success independent of the possible occurrence of any change-of-control transaction and reduce distractions associated with the potential for a transaction or termination of employment,

•
maximize shareholder value by retaining "key" personnel through deal close so that the Company is delivered in the condition bargained for by a potential acquirer; also, protect the Company in the event the transaction is not completed and

•	avoid "one-off" severance negotiations; encourage prompt, rational decisions around executive "viability" and continued employment

Base Salaries

The Compensation Committee generally reviews base salaries annually and when position responsibilities change during the year.

For 2013, the Compensation Committee increased executive salaries for Dr. Lopez, Messrs Lamb, Riggs and Costello by 3% for a cost of living adjustment. As of January 1, 2013 the base annual salaries were $710,803 for Dr. Lopez, $383,622 for Mr. Lamb, $350,093 for Mr. Riggs and $356,462 for Mr. Costello. In addition, as of January 1, 2013, Ms. Burcar's salary had been increased to $300,000 to make her total pay for her position competitive with the total pay in comparable positions in our peer group.

During his term as Acting President and CEO, which commenced in October 2013 upon Dr. Lopez’s stepping down from that role, Mr. Riggs’ salary was adjusted to $600,000 per year. In February 2014, Mr. Riggs stepped down from this role and returned to his role as our Vice President of Operations when Vivek Jain was appointed Chairman, President and CEO. The 2014 annual salaries for Mr. Riggs and Mr Jain are $360,596 and $650,000, respectively.

The following table presents each named executive officer’s earned salary for 2013 and the percentile such salary represents compared to our peer group.

Named Executive Officer	Salary	%
George A. Lopez	710,803	50th-75th
Scott E. Lamb	383,622	50th-75th
Steven C. Riggs*	399,390	>75th
Richard A. Costello	356,462	>75th
Alison D. Burcar	300,000	<25th
* The percentile of earned salary for Mr. Riggs for 2013 is based on his annual salary of $350,097 as Vice President of Operations.

Performance-Based Bonuses

Our 2008 Performance-Based Incentive Plan (the “Performance-Based Incentive Plan”) was approved by stockholders in 2008 and re-approved by stockholders in 2013. The Performance-Based Incentive Plan is intended to permit the grant of bonus designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to the terms of the plan, the Compensation Committee sets target bonus opportunities and selects performance measures and related target levels for each year. Bonus awards are based on our actual performance for the year based on the Company’s achievement of the performance measure target levels.

For 2013, the cash bonus opportunities of our named executive officers were provided pursuant to the Performance-Based Incentive Plan. Each target bonus opportunity was weighted so that achievement of the preestablished performance goals paid 70% of the officer’s target award if threshold performance was achieved and 140% of the target award if maximum “stretch” performance was achieved. The individual goals paid 100% if the individual goal was met in full. The following table presents the target bonus opportunities and the eligible bonus range as a percentage of total salary for each named executive officer in 2013.

		% of salary bonus range if performance targets are met
Named Executive Officer	% of salary target award	Threshold performance	Stretch performance
George A. Lopez, M.D.	125%	88%	175%
Scott E. Lamb	60%	38%	82%
Steven C. Riggs	50%	32%	68%
Richard A. Costello	50%	32%	68%
Alison D. Burcar	50%	32%	68%

The 2013 corporate performance measures were weighted equally between total revenue, operating income (excluding MDET) and diluted earnings per share (excluding MDET), accounting for 100% of Dr. Lopez’s award and 90% of the award for each of the other named executive officers. In the case of officers other than Dr. Lopez, they had specific financial and/or strategic individual goals for the other 10%. The individual component was only paid if the goal was fully met.
For 2013, payment of performance bonuses was principally based on achievement of the following financial target levels:
•$304.4 million to $372.1 million in total revenue,
•$55.6 million to $70.4 million operating income excluding MDET and
•$2.40 to $3.04 diluted earnings per share excluding MDET.

Our named executive officers achieved 70% of the bonus attributed to the revenue goal. The operating income excluding MDET goal was not met. Our Board excluded a discrete tax benefit that reduced our 2013 income tax expense from the diluted earnings per share excluding MDET goal, resulting in this goal not being achieved. Individual goal achievements were as follows:

•	Mr. Lamb, Chief Financial Officer, was to complete a three year strategic plan. The goal was not met due to changed management priorities that gave precedence to other projects.

•
Mr. Riggs, Vice President of Operations and Acting CEO (from October 2013 to February 2014), was to develop a strategy and project plan to ensure all Company procedures with quality records are compliant. The goal was fully met.

•	Mr. Costello, Former Vice President of Sales, was to achieve $42.6 million in oncology sales. The goal was not met. Oncology sales were $37.5 million in 2013.

•
Ms. Burcar, Vice President of Product Development, was to transition classic Clave product to Micro-Clave and complete qualification of a product transition with a specific customer. The goal was not met due to changed management priorities that gave precedence to other projects.

In addition to the performance bonuses, the Board awarded discretionary cash bonuses to Mr. Lamb and Ms. Burcar. Mr. Lamb was awarded a discretionary cash bonus of $23,000 for extraordinary efforts in connection with a strategic transaction that ultimately did not proceed. Ms. Burcar was awarded a discretionary cash bonus of $15,000 for her efforts in new product development. Mr. Lamb and Ms. Burcar voluntarily agreed to not accept any payment associated with these bonuses.
The following table presents target and stretch bonus payouts and the actual amounts earned under the Performance-Based Incentive Plan for each named executive officer for 2013. Given the challenges we faced in 2013, our continuing management, including Mr. Lamb, Mr. Riggs and Ms. Burcar voluntarily agreed not to accept any payment associated with all of their bonuses earned and awarded.

Named Executive Officer	Salary	Potential bonus payout of target at 100%	Potential stretch bonus payout	Potential maximum bonus payout	Actual bonus earned	Actual bonus earned % of salary
George A. Lopez	$710,803	$888,504	$355,401	$1,243,905	$207,318	29%
Scott E. Lamb	$383,622	$230,173	$82,862	$313,035	$48,336	13%
Steven C. Riggs	$399,390	$199,777	$71,920	$271,697	$61,931	16%
Richard A. Costello	$356,462	$178,231	$64,163	$242,394	$37,429	11%
Alison D. Burcar	$300,000	$150,000	$54,000	$204,000	$31,500	11%
In 2014, Vivek Jain joined our Company as the CEO and Chairman of the Board. Mr. Jain is eligible to participation in the Performance-Based Incentive Plan, pursuant to which his target bonus opportunity will not be less than 100% of his base salary (and for fiscal year 2014, the amount of the actual bonus payable to Mr. Jain will not be less than 66% of his base salary).

Performance and Time-Based Equity Awards
We grant equity awards to our executive officers and certain employees to align their interest with the interest of our stockholders and to achieve our retention objectives. The use of equity awards further promotes our efforts to encourage the profitability and growth of the Company through the establishment of strong incentives.
The following table presents the option grants and performance-based restricted PRSU grants for 2013.

Name	Time-based option grants	PRSU grants*
George A. Lopez, M.D.	79,576	6,897
Scott E. Lamb	23,624	2,047
Steven C. Riggs	23,624	2,047
Richard A. Costello	23,624	2,047
Alison D. Burcar	23,624	2,047
* The number of PRSUs granted reflects the original grant amount.
Consistent with our overall pay philosophy, our Compensation Committee sized 2013 executive equity awards such that total executive pay levels fell in the competitive market range, as appropriate, after considering factors such as Company and individual performance, experience, longevity with the Company, internal pay parity considerations and unique requirements of the position. The Compensation Committee allocated the value of 2013 grants using the same 75% / 25% option / PRSU mix as was used in 2012. Dr. Lopez's equity grants were targeted to be near the 50th percentile of our peer group. Mr. Lamb and Ms. Burcar's equity grants were in the 50th to 75th percentile compared to our peer group. Mr. Costello and Mr Riggs's equity grants were above the 75th percentile of our peer group.
The shares of our common stock subject to the PRSU awards were to be earned based on a one-year performance period and measured against a TSR relative to Health Care Equipment and Services companies with revenues between $50 million and $2.5 billion (“the index”). If our TSR was equal or greater than the 33rd percentile of the peer group index, 50% of the award would be earned. If our TSR was equal or greater than the 50th percentile of the index, 100% of the award would be earned. If our TSR was equal or greater than the 75th percentile of the index, 200% of the award would be earned.
For 2013, our executive officers did not earn any of their PRSU awards because our TSR was less than the 33rd percentile. The above table presents the granted units at 100% of the original award.
In 2014, Vivek Jain joined our Company as the CEO and Chairman of the Board. Mr. Jain's signing awards included $11.7 million in performance and time-based stock options, determined using a "Black Scholes" valuation and $4.0 million of restricted stock units. One-half of the stock option award value is performance-based and one-half is time-based. The performance-based options vest in equal annual increments over a four-year period and, to the extent vested, such options will become exercisable based on the achievement of milestones related to the price of the Company's common stock during Mr. Jain's period of employment, as discussed further below. The time-based stock options vest 25% on the anniversary of the grant, and monthly thereafter over the following 36 months. The restricted stock units vest in equal annual increments over a three year period. Half of the performance-based stock options only become vested and exercisable if the closing price of our common stock is 25% higher than the exercise price of $58.79 for at least 30 consecutive trading days during Mr. Jain's period of employment. The second half of the performance-based stock options only become vested and exercisable if the closing price of our common stock is 50% higher than the exercise price of $58.79 for at least 30 consecutive trading days. The 2014 equity awards for Mr. Lamb, Mr. Riggs and Ms. Burcar include only performance-based stock options using the same stock price goals listed above for Mr. Jain. We believe the equity awards and performance goals directly align with creating value for stockholders.

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officers, principal financial officer and the next three most highly compensated executive officers in 2013 whose 2013 total compensation exceeded $100,000 (collectively, the “named executive officers”). All amounts except for those set forth in the “Equity Awards” column are included in the year awarded rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
George A. Lopez, M.D., Chairman of the Board, Former President and Chief Executive Officer	2013	710,803	—	350,506	1,130,694	207,318	—	2,399,321
	2012	690,100	—	366,632	1,221,691	891,379	15,750	3,185,552
	2011	670,000	—	—	1,064,871	1,061,833	1,008,770	3,805,474
Scott E. Lamb, Treasurer and Chief Financial Officer	2013	383,622	23,000	104,029	489,902	48,336	8,925	1,057,814
	2012	372,448	—	109,872	373,402	230,174	14,028	1,099,924
	2011	361,600	—	—	474,290	269,030	210,095	1,315,015
Steven C. Riggs, Vice President of Operations and Former Acting Chief Executive Officer	2013	399,390	—	104,029	489,902	61,931	8,925	1,064,177
	2012	339,900	—	95,615	324,883	175,049	15,750	951,197
	2011	330,000	—	—	474,290	204,600	408,864	1,417,754
Richard A. Costello, Former Vice President of Sales (6)	2013	356,462	—	104,029	489,902	37,429	—	987,822
	2012	346,080	—	64,005	217,505	160,927	—	788,517
	2011	336,000	—	—	474,290	208,320	333,000	1,351,610
Alison D. Burcar, Vice President of Product Development	2013	300,000	15,000	104,029	489,902	31,500	8,925	949,356
	2012	231,750	—	43,556	147,982	119,351	9,916	552,555
	2011	225,000	5,000	—	316,193	76,950	221,641	844,784

(1)
The 2011 bonus for Ms. Burcar was an additional discretionary cash bonus approved by the Compensation Committee for her efforts in 2011 in connection with the launch of our new Neutron product. The 2013 bonus for Mr. Lamb was an additional discretionary cash bonus approved by the Compensation Committee for his extraordinary efforts in a strategic transaction that ultimately did not proceed. The 2013 bonus for Ms. Burcar was an additional discretionary cash bonus approved by the Compensation Committee for her efforts in new product development. Mr. Lamb and Ms. Burcar voluntarily agreed not to accept any payment associated with their 2013 discretionary bonuses, as well as their 2013 performance bonuses.

(2)
Represents the grant date fair value of performance-based restricted stock granted in the period. See Note 2 in the Company’s Consolidated Financial Statements included in its 2013 Annual Report on Form 10-K for assumptions made in valuation of the performance-based restricted stock.

(3)
Represents the grant date fair value of stock options granted in the period. See Note 2 in the Company’s Consolidated Financial Statements included in its 2013 Annual Report on Form 10-K for assumptions made in valuation of stock options.

(4)
The amounts for all named executive officers represent the achievement of each respective officer's fiscal year 2013, 2012 and 2011 performance and stretch performance goals, consistent with the terms of the Performance-Based Incentive Plan. Mr. Lamb, Mr. Riggs and Ms. Burcar voluntarily agreed not to accept any payment associated with their 2013 performance bonuses as well as their 2013 discretionary bonuses.

(5)
Other compensation in 2013 for Mr. Lamb, Mr. Riggs and Ms. Burcar is the Company’s match on the officer’s 401(k) contributions. Other compensation in 2012 for Dr. Lopez, Mr. Lamb, Mr. Riggs and Ms. Burcar is the Company’s match on the officer’s 401(k) contributions. Other compensation for Dr. Lopez in 2011 includes a lump sum payment of $1,000,000 in connection with the effective termination of the our 2005 Long -Term Retention Plan ("the LTRP payout") and $8,770 from the Company's match on Dr. Lopez's 401(k) contributions. Other compensation for Mr. Lamb in 2011 includes $200,000 from the LTRP payout and $10,095 from the Company's match on Mr. Lamb's 401(k) contributions. Other compensation for Mr. Riggs in 2011 includes $400,000 from the LTRP payout and $8,864 from the Company's match on Mr. Rigg's 401(k) contributions. Other compensation for Mr. Costello in 2011 is from the LTRP payout. Other compensation for Ms. Burcar in 2011 includes $220,000 from the LTRP payout and $1,641 from the Company's match on Ms. Burcar's 401(k) contributions.

(6)	In March, 2014, we delivered notice to Mr. Costello of his termination without cause, effective April 5, 2014.

Grants of Plan-Based Awards

The following table presents awards in 2013 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2013

		Estimated possible payouts under non-equity incentive plan awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant date fair value of stock and option awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)
George A. Lopez, M.D.
Performance bonus (1)		$—	$888,504	$1,243,905
Stock option (2)	02/06/13				—	79,576	79,576	$1,130,694
PRSUs (3)	02/06/13				—	6,897	13,794	$350,506
Scott E. Lamb
Performance bonus (1)		$—	$230,173	$313,035
Stock option (2)	02/06/13					23,624	23,624	$489,902
PRSUs (3)	02/06/13				—	2,047	4,094	$104,029
Steven C. Riggs					—
Performance bonus (1)		$—	$199,777	$271,697
Stock option (2)	02/06/13					23,624	23,624	$489,902
PRSUs (3)	02/06/13					2,047	4,094	$104,029
Richard A. Costello					—
Performance bonus (1)		$—	$178,231	$242,394	—
Stock option (2)	02/06/13					23,624	23,624	$489,902
PRSUs (3)	02/06/13					2,047	4,094	$104,029
Alison D. Burcar
Performance bonus (1)		$—	$150,000	$204,000
Stock option (2)	02/06/13				—	23,624	23,624	$489,902
PRSUs (3)	02/06/13				—	2,047	4,094	$104,029

(1)
Performance bonuses are payable under the Performance-Based Incentive Plan if certain annual financial achievements by the Company (and any individual goals in the case of each of the named executive officers other than Dr. Lopez) are met or exceeded. The amounts earned by our named executive officers from this bonus arrangement in 2013 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The material terms of the Performance-Based Incentive Plan are discussed above under the caption “Performance-Based Bonuses.”

(2)
Options to purchase common stock of the Company were granted in 2013 to employees under the 2011 Plan. The exercise price of options granted under the 2011 Plan is the fair market value of a share of common stock on the date of grant. All options granted under the 2011 Plan in 2013 expire 10 years from issuance and vest over four years, 25% on the first anniversary of issuance and the balance vests ratably on a monthly basis over the remaining 36 months.

(3)
PRSUs were granted in 2013 under the 2011 Plan. The PRSUs are based on a one-year market condition performance period measured against a TSR. Since the TSR was less than the 33rd percentile of the index companies, our officers did not earn any of the award units granted. The target units granted in the table above reflect the award at 100% of the original PRSU. The material terms of the PRSU conditions are above discussed under the caption “Performance and Time-Based Equity Awards.”

Outstanding Equity Awards at December 31, 2013

The following table contains information about stock options of the Company held at December 31, 2013, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
George A. Lopez, M.D.	100,000	—	$31.20	4/16/2004	(4)	04/16/14	11,212	$714,317	(5)
	50,000	—	$32.68	12/28/2004	(2)	06/09/14
	50,000	—	$29.27	12/28/2004	(2)	09/09/14
	50,000	—	$34.18	12/28/2004	(2)	12/09/14
	100,000	—	$32.92	4/16/2005	(6)	04/16/15
	60,000	—	$35.00	8/14/2007	(1)	08/14/17
	20,000	—	$25.51	3/11/2008	(1)	03/11/18
	40,000	—	$28.39	7/22/2008	(1)	07/22/18
	—	45,000	$32.07	2/4/2009	(1)	02/04/19
	45,000	—	$38.85	7/22/2009	(3)	07/22/19
	38,333	1,667	$32.31	2/4/2010	(3)	02/04/20
	34,167	5,833	$37.00	7/21/2010	(3)	07/21/20
	28,333	11,667	$43.12	2/2/2011	(3)	02/02/21
	24,167	15,833	$43.62	7/20/2011	(3)	07/20/21
	40,726	48,131	$46.53	2/1/2012	(3)	02/01/22
	—	79,576	$61.76	2/06/13	(5)	02/06/23
	680,726	207,707					11,212	$714,317
Scott E. Lamb	1,500	—	$37.83	12/28/2004	(2)	01/31/15	3,360	$214,066	(5)
	3,500	—	$32.92	4/16/2005	(4)	04/16/15
	20,000	—	$40.96	8/8/2006	(1)	08/08/16
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	10,000	—	$25.51	3/11/2008	(1)	03/11/18
	10,000	—	$28.39	7/22/2008	(1)	07/22/18
	—	15,000	$32.07	2/4/2009	(1)	02/04/19
	15,000	—	$38.85	7/22/2009	(3)	07/22/19
	14,375	625	$32.31	2/4/2010	(3)	02/04/20
	12,812	2,188	$37.00	7/21/2010	(3)	07/21/20
	10,625	4,375	$43.12	2/2/2011	(3)	02/02/21
	9,063	5,937	$43.62	7/20/2011	(3)	07/20/21
	10,896	12,876	$46.53	2/1/2012	(3)	02/01/22
	—	23,624	$61.76	2/06/13	(3)	02/06/23
	137,771	64,625					3,360	$214,066

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units Of Stock That Have Not Vested ($)
Steven C. Riggs	3,500	—	$31.20	4/16/2004	(6)	04/16/15	2,924	$186,288	(5)
	20,000	—	$35.00	8/14/2007	(1)	08/14/17
	10,000	—	$25.51	3/11/2008	(1)	03/11/18
	10,000	—	$28.39	7/22/2008	(1)	07/22/18
	—	15,000	$32.07	2/4/2009	(1)	02/04/19
	15,000	—	$38.85	7/22/2009	(3)	07/22/19
	14,375	625	$32.31	2/4/2010	(3)	02/04/20
	12,812	2,188	$37.00	7/21/2010	(3)	07/21/20
	10,625	4,375	$43.12	2/2/2011	(3)	02/02/21
	9,063	5,937	$43.62	7/20/2011	(3)	07/20/21
	9,479	11,204	$46.53	2/1/2012	(3)	02/01/22
	—	23,624	$61.76	2/6/2013	(3)	02/06/23
	114,854	62,953					2,924	$186,288
Richard A. Costello	—	15,000	$32.07	2/4/2009	(1)	02/04/19	1,957	$124,702	(5)
	313	625	$32.31	2/4/2010	(3)	02/04/20
	626	2,187	$37.00	7/21/2010	(3)	07/21/20
	313	4,375	$43.12	2/2/2011	(3)	02/02/21
	2,946	5,938	$43.62	7/20/2011	(3)	07/20/21
	6,346	7,501	$46.53	2/1/2012	(3)	02/01/22
	—	23,624	$61.76	2/6/2013	(3)	02/06/23
	10,544	59,250					1,957	$124,702
Alison D. Burcar	—	10,000	$32.07	2/4/2009	(1)	02/04/19	1,332	$84,862	(5)
	21	42	$32.31	2/4/2010	(5)	02/04/20
	209	729	$37.00	7/21/2010	(5)	07/21/20
	208	2,917	$43.12	2/2/2011	(5)	02/02/21
	417	3,958	$43.62	7/20/2011	(5)	07/20/21
	623	5,103	$46.53	2/1/2012	(5)	02/01/22
	—	23,624	61.76	2/6/2013	(3)	02/06/23
	1,478	46,373					1,332	$84,862

(1)	Vests five years from date of grant.

(2)	Scheduled to vest one-third annually. Vesting of unvested shares was accelerated on 12/31/04.

(3)	Vests one quarter after one year, monthly for 36 months thereafter.

(4)	Vested six months from date of grant.

(5)
Award granted 2/1/2012. Vests one-third annually. By meeting a market performance goal in 2012, the named executive officers earned 200% of this original stock award. Market value is determined based on the closing price of our stock on the applicable date. See the "Compensation Discussion and Analysis" discussion above.

Options Exercised and Stock Vested

The following table contains information about stock options exercised and PRSUs vested during 2013, by the named executive officers of the Company.

	Option awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (1) (#)	Value realized on Vesting (2) ($)
George A. Lopez, M.D.	300,000	$9,772,928	5,606	342,863
Scott E. Lamb	—	$—	1,680	102,749
Steven C. Riggs	30,250	$1,072,236	1,462	89,416
Richard A. Costello	103,690	$2,967,416	980	59,937
Alison D. Burcar	86,694	$2,345,990	666	40,733
(1) Reflects 200% of the original award because our TSR was greater than the 75th percentile.
(2) Represents the amounts realized based on the fair market value of our stock on the vesting date for PRSUs. Fair market value is determined based on the closing price of our stock on the applicable date.

Potential Payments upon Termination or Change in Control

The Company entered into an employment agreement with Dr. Lopez in October 2013, which is effective until December 31, 2020. Per the agreement, if Dr. Lopez is terminated without cause, he will be entitled to receive his salary for the remainder of the term of the Employment Agreement, to be paid in semi-monthly installments. He also will be entitled to the acceleration of any unvested stock options that he currently holds upon such a termination without cause. He is no longer eligible to participate in the bonus plan or receive new equity awards. Additionally, if Dr. Lopez’s employment with the Company is terminated due to his total and permanent disability he will be entitled to receive his salary for one year following such termination, to be paid in monthly installments.

The Company entered into a retention agreement with Dr. Lopez in 2010 that subsequently was amended in October 2013 and is effective until January 31, 2016. The amended agreement provides that, if within 24 months after a change in control of the Company his employment is terminated for other than cause, disability or death or by Dr. Lopez for good reason, he will be entitled to the items that follow. Payments to Dr. Lopez would have included the following if the change in control and termination of employment had occurred at December 31, 2013:

◦	Dr. Lopez would have received any unpaid salary or unpaid prorated bonus for the year of termination.

◦
Dr. Lopez would have received 200% of the higher of (i) the sum of his annual salary and total potential performance bonus for the fiscal year in which his termination occurs or (ii) the higher sum of the actual amounts paid for his annual base salary and bonus in either of the two fiscal years prior to the fiscal year in which his termination occurs, payable within 60 days after the date of termination.

◦
If any of these payments or benefits were subject to excise tax under Section 4999 of the Code, Dr. Lopez would have been entitled to the payments and benefits either (i) delivered in full or (ii) reduced such that no portion of the payments or benefits would be subject to the excise tax, whichever would be more favorable to Dr. Lopez on an after tax basis.

After stepping down as our President and CEO, Dr. Lopez began receiving a reduced salary of $350,000 beginning January 1, 2014. Had his reduced salary been effective as of December 31, 2013, his potential payments payable upon termination or change in control would have been reduced accordingly, as noted below.

On December 2, 2013, the Company entered into new retention agreements with Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar that are effective until December 1, 2016 (unless the employee is terminated prior to this date.) The retention agreements provide that, if within three months prior or 12 months after a change in control of the Company, as defined in the agreements, their employment is terminated for other than cause, disability or death or for good reason within 12 months after a change in control the officer will be entitled to the items that follow. The retention agreements with the Company’s other named executives do not contain any tax gross-up provisions but, instead provide for the same most favorable excise tax option.

Payments to Mr. Riggs, Acting CEO from October 2013 to February 2014, would have included the following if his employment as acting CEO had been terminated without cause or for good reason in connection with a change in control that occurred at December 31, 2013:

◦	Mr. Riggs would have received 250% months of his annual base salary.

◦	Mr. Riggs would have received 250% his target semi-annual and annual bonuses.

◦	Mr Riggs benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through June 30, 2016.

◦	Unvested stock options or other equity awards would vest.

Payments to Mr. Lamb, Mr. Costello and Ms. Burcar would have included the following if termination without cause or for good reason in connection with a change in control had occurred at December 31, 2013:

◦	Each officer would have received 200% of their annual base salary.

◦	Each officer would have received 200% of their target semi-annual and annual bonuses.

◦	Each officer's benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through December 31, 2015.

◦	Unvested stock options or other equity awards would vest.

The retention agreements provide that, if employment is terminated by the Company other than for cause, disability or death, change of control or by the employee for "good reason", the employee would be entitled to the items that follow. For Mr. Riggs, if the termination occurred at December 31, 2013, he would have received 200% of his annual salary and 24 months of benefits. For Mr. Lamb, Mr. Costello and Ms. Burcar, if the termination occurred at December 31, 2013, each officer would have received 100% of their annual salary and 12 months of benefits.

Upon Mr. Riggs’ return to his role as our Vice President of Operations in February 2014 when he stepped down as our Acting CEO, he began receiving his prior salary plus an adjustment for cost of living of $360,596 and his retention agreement terms reverted to the same terms listed above for Mr. Lamb, Mr. Costello and Ms. Burcar. Had this lower salary and retention terms been effective as of December 31, 2013, his potential payments payable upon termination or change in control would have been reduced accordingly, as noted below.

Mr. Costello has been delivered notice of his termination without cause effective as of April 5, 2014. To the extent Mr. Costello complies with the terms of his retention agreement and the conditions to payment upon termination, he will be paid $346,080 in connection with his termination and will receive 12 months of benefits.

For the purposes of the retention agreements, a change in control generally means the following:

•	the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

•	a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

•	approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

For the purposes of the retention agreements, cause generally means the following:

•
the employee’s intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the employee gives notice of termination for good reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance and is received by the employee from the Board which specifically identifies the manner in which the Board believes the employee has not substantially performed the employee’s duties; or

•
the employee’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or is intended to result in substantial personal enrichment; or

•	the employee’s conviction for a felony or the employee’s plea of nolo contendere in connection with a felony indictment.

For the purposes of the retention agreements, good reason generally means the following and occurs without the employee's written consent and is not due to a circumstance applied by the Company to a group of similarly situated employees:

•	any significant diminution in the employee’s duties, responsibilities or authority; or

•	a material reduction in the employee’s annual base salary; or

•	failure by the Company to continue a material compensation or benefit plan; or

•	a material change in the location the employee performs their principal duties, resulting in a material increase in the daily commuting distance; or

•	a material breach by the Company

The following table summarizes the payments and benefits that would have been made if the employment of a named executive officer had been terminated without cause or for good reason in connection with a change in control of the Company on December 31, 2013:

	George A. Lopez, M.D. (1)	Scott E. Lamb	Steven C. Riggs (2)	Richard A. Costello	Alison D. Burcar
Number of options that would accelerate	207,707	64,625	62,953	59,250	46,373

Intrinsic value of accelerated options and equity awards	$3,886,632	$1,243,369	$1,186,855	$1,061,654	$695,365
Salary	$1,421,606	$767,244	$1,500,000	$712,924	$630,000
Bonus (3)	$414,636	$96,672	$154,828	$74,858	$63,000
Benefits	$—	$23,428	$29,285	$23,428	$23,268
Total	$5,722,874	$2,130,713	$2,870,968	$1,872,864	$1,411,633

(1) The figures in the table reflect amounts at December 31, 2013 based on Dr. Lopez’s salary in effect at such time. As discussed above, if Dr. Lopez’s salary effective January 1, 2014 had been in effect as of December 31, 2013, these payments would have been reduced to a total of $4,586,632.

(2) The figures in the table reflect amounts at December 31, 2013 based on Mr. Riggs’ salary and retention agreement terms in effect at such time. As discussed above, if Mr. Riggs’ salary and retention terms in effect upon his stepping down as Acting President and CEO in February 2014 had been in effect as of December 31, 2013, these payments would have been reduced to a total of $1,937,332.

(3) The bonus amounts included are based on the actual performance bonuses earned for 2013.

The following table summarizes the payments and benefits that would have been made if the employment of a named executive officer had been terminated without cause or for good reason on December 31, 2013:

	George A. Lopez, M.D. (1)	Scott E. Lamb	Steven C. Riggs (2)	Richard A. Costello	Alison D. Burcar
Salary	$4,975,621	$383,622	$1,200,000	$356,462	$315,000
Benefits	$—	$11,714	$23,428	$11,714	$11,634
Total	$4,975,621	$395,336	$1,223,428	$368,176	$326,634

(1) The figures in the table reflect amounts at December 31, 2013 based on Dr. Lopez’s salary in effect at such time. As discussed above, if Dr. Lopez’s salary effective January 1, 2014 had been in effect as of December 31, 2013, these payments would have been reduced to a total of $2,450,000.

(2) The figures in the table reflect amounts at December 31, 2013 based on Mr. Riggs’ salary and retention agreement terms in effect at such time. As discussed above, if Mr. Riggs’ salary and retention agreement terms in effect upon his stepping down as Acting President and CEO in February 2014 had been in effect as of December 31, 2013, these payments would have been reduced to a total of $384,024.

Upon termination of employment with the Company due to disability, Dr. Lopez would receive a lump sum payment equal to his annual salary. Payments if such a termination of employment due to disability had occurred at December 31, 2013 would have been $710,803 to Dr. Lopez and $350,000 if termination of employment due to disability occurs after December 31, 2013.

Compensation of Directors

In 2013, our non-employee directors received an annual cash retainer of $35,000. Our lead director and each Chairperson of a Committee of the Board of Directors also receives an annual retainer. In November 2013, the Compensation Committee approved an increase to the non-employee directors' annual cash retainer and the lead director's annual cash retainer, to $40,000 and $25,000, respectively, beginning in 2014. Also in November 2013, the Compensation Committee modified compensation for all telephonic board and committee meetings to $500, effective November 19, 2013. The compensation per meeting and annual chairperson retainer amounts earned in 2013 is as follows:

	Board of Directors	Special Committee	Audit Committee	Compensation Committee	Nominating Committee
Meeting daily compensation - chairperson attendance in person	$1,000	$1,500	$1,500	$1,500	$1,500
Meeting daily compensation - chairperson telephonic	$500	$750	$750	$750	$750
Meeting daily compensation - committee member attendance in person	$1,000	$1,000	$1,000	$750	$750
Meeting daily compensation - committee member telephonic	$500	$375	$375	$375	$500
Annual Retainer - lead director	$15,000	not applicable	not applicable	not applicable	not applicable
Annual Retainer - chairperson	not applicable	not applicable	$18,500	$7,500	$5,000

In May 2012, our Compensation Committee approved the terms for non-employee director equity awards. Beginning with the May 2012 Annual Meeting of the Stockholders, our non-employee directors were entitled to receive an annual equity award of options to purchase our common stock and restricted stock units ("RSUs") valued at approximately $110,000 in the aggregate to replace their former quarterly stock option grants. Half of the annual equity package consists of RSUs and the other half consists of stock options. In May 2013, each non-employee director received an option grant to purchase 2,670 shares of our common stock. These options become exercisable one year after the grant date and expire 10 years after the grant date. In May 2013, each of our non-employee directors received 818 RSUs which vest fully on the first anniversary of the grant date.

In November 2014, our Compensation Committee approved a new mix for non-employee director equity awards, effective for the May 2014 award grants. Our non-employee directors will be entitled to receive an annual equity award of option to purchase our common stock and RSUs valued at $150,000 in the aggregate, with 75% of the annual equity package consisting of options and 25% consisting of RSUs.

The following table shows all compensation awarded to, earned by or paid to our non-employee directors in 2013.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	RSU awards ($) (1)	Option awards ($) (2)(3)	Total ($)
Jack W. Brown	$62,500	$55,011	$50,628	$168,139
John J. Connors	$60,375	$55,011	$50,628	$166,014
Michael T. Kovalchik, III, M.D.	$90,750	$55,011	$50,628	$196,389
Joseph R. Saucedo	$84,500	$55,011	$50,628	$190,139
Richard H. Sherman, M.D.	$64,625	$55,011	$50,628	$170,264
Robert S. Swinney, M.D.	$57,000	$55,011	$50,628	$162,639

(1) In 2013, each non-employee director was granted 818 RSUs of the Company as follows with a grant date fair value of $55,011. The fair value of the RSUs is based on the market price of our common stock on the date of the grant, or $67.25 per share. Each non-employee director has 818 RSUs outstanding at December 31, 2013.

(2)
On May 10, 2013, each non-employee director was granted 2,670 options to purchase shares of our common stock with a grant date fair value of $50,628. See Note 2 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the assumptions used in valuation of these options.

(3)
At December 31, 2013, our non-employee directors held options to purchase shares of our common stock as follows: Mr. Brown 57,303; Mr. Connors 38,553; Dr. Kovalchik 40,928; Mr. Saucedo 55,428; Dr. Sherman 46,053; and, Dr. Swinney 57,303.

Equity Compensation Plan Information

Under our 2011 Plan, we may grant restricted stock or options to purchase our common stock to our employees, directors and consultants. We had a 2001 Directors’ Stock Option Plan under which we granted options to purchase our common stock to our directors, which plan expired in November 2011. We also had a 1993 Stock Incentive Plan and a 2003 Stock Option Plan, under which we granted options to purchase common stock to the employees, which plans expired in January 2005 and May 2011, respectively.  We also have an Employee Stock Purchase Plan.  All plans were approved by our stockholders.  Further information about the plans is in Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Certain information about the plans at December 31, 2013, is as follows:

Number of shares remaining
Number of shares to be issued upon	Weighted-average exercise	available for future issuance under
exercise of outstanding options,	price of outstanding	equity compensation plans
warrants and rights	options, warrants and rights	(excluding shares reflected in column (a))
(a)	(b)	(c)*
1,952,124	$39.26	1,285,323

*As of December 31, 2013, there were 269,905 shares of common stock available for issuance under our Employee Stock Purchase Plan, which are included in this amount.

Transactions with Related Persons

Since the beginning of 2011, the Company has not entered into or participated in any transaction required to be disclosed by Item 404(a) of Regulation S-K.

Policies and Procedures Regarding Transactions with Related Persons

The Company attempts to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules. Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related person transactions. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. In determining whether to approve a related party transaction, the Audit Committee considers the general fairness of the transaction to the Company, including the material terms and conditions of the proposed transaction, the related party’s interest, the amount involved in the transaction and whether the transaction is on terms comparable to terms available in a transaction involving an unrelated third party.

Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Corporate Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Director Independence

The Board of Directors has determined that Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney are independent directors as defined by the NASDAQ Listing Rules. During the course of its review, the Board of Directors considers transactions and relationships between each director (and such director’s immediate family) and the Company and its affiliates against the independence requirements of NASDAQ, and in the case of the Audit Committee and the Compensation Committee, the SEC rules.

Board Meetings and Committees and Attendance at Meetings

During 2013, the Board met 13 times, the Independent Directors Committee met 11 times, the Compensation Committee met 10 times, the Audit Committee met 7 times and the Nominating/Corporate Governance Committee met 4 times. All directors attended more than 75% of the total of all meetings of the Board and any committees on which they serve.

It is the policy of the Company to invite and encourage all members of the Board of Directors to attend the annual meeting of stockholders, which was held by remote communication. In 2013, six directors attended the Annual Meeting.

Director Legal Proceedings

During the past 10 years, no director, executive officer or nominee for our Board of Directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become our director or executive officer. During the past 10 years, no director, executive officer or nominee for our Board of Directors has had judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; judicial or administrative proceedings based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement of such actions; or any disciplinary sanctions or orders imposed by stock, commodities, or derivatives exchanges or other self-regulatory organizations.

Board Leadership Structure

In February 2014, Mr. Vivek Jain joined the Company as our CEO and Chairman of the Board. Dr. Lopez served as the Chairman of the Board from 1989 to February 2014, stepping down from this position when Mr. Jain joined the Company. Dr. Lopez founded the Company in 1984 and remains on our Board of Directors. The Board of Directors believes that Mr. Jain is best situated to serve as Chairman of the Board based upon his significant leadership position with the Company and his extensive knowledge about the industry. In addition, the Board of Directors believes that Mr. Jain's combined roles as Chairman and President and CEO position him to effectively identify strategic priorities for the Company and to lead Board discussions on the execution of Company strategy. The Board of Directors believes that the combined role of Chairman and CEO helps promote the Company’s overall strategic development and facilitates the efficient flow of information between management and the Board.

Effective January 2014, the Board appointed John J. Connors, Esq. to serve as our Lead Independent Director. Michael T. Kovalchik, III, M.D. had served as the Board’s Lead Independent Director since 2011 until Mr. Connors' appointment. The independent directors regularly meet in executive sessions in connection with regular meetings of the Board, which executive sessions are presided over by the Board's Lead Independent Director.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board and its committees, including its Audit, Nominating Corporate Governance, and Compensation Committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify and manage risks and to communicate information about risk to the Board. Committees of the Board also play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls. In fulfilling its duties, the Audit Committee considers information from our independent registered public accounting firm, Deloitte & Touche, LLC, and our internal auditors. Additionally, the Compensation Committee periodically reviews the Company’s compensation policies and profile with management to ensure that compensation supports the Company’s goals and strategic objectives without creating risks that may have a material adverse effect on the Company.

Compensation Policies and Practices and Risk Management
Our Compensation Committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	A Balanced Mix of Compensation Components - The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives and long-term equity awards.

•
Multiple Performance Factors - Our incentive compensation plans use both Company-wide metrics (accounting for 90% or more of the weighting under our incentive plan for our named executive officers) and individual performance (accounting for 10% or less of the weighting under our incentive plan for our named executive officers), which encourage focus on the achievement of objectives for the overall benefit of the Company.

•	Capped Cash Incentive Awards - Annual cash bonus incentive awards are capped at 140% of target.

•	Multi-year Vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.

•	Competitive Positioning - The Compensation Committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

•	Corporate Governance Programs - We have implemented corporate governance guidelines, a code of conduct and other corporate governance measures and internal controls.
The Compensation Committee also reviews the key design elements of our compensation programs in relation to industry practices, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.  Based on this review, our Compensation Committee concluded that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers. A copy is available on the Company’s website, www.icumed.com. The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within four business days following the date of the amendment or waiver.

Nominating / Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Mr. Connors and Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Listing Rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s website, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Listing Rules; diversity; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

While the Nominating Committee does not have a specific policy in place, it believes that diversity brings different perspectives to a board of directors which leads to a more varied approach to board issues. The Company has a general non-discrimination policy, which the Nominating Committee observes when considering candidates for the Board of Directors. While not giving specific weight to any aspect of diversity, the Board of Directors believes that its current composition has an appropriate level of diversity with respect to ethnicity and professional experience.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are discussed below under “Nomination of Directors and Submission of Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Board, upon recommendation of our Nominating Committee has approved and recommended to the Board the nominations of John J. Connors, Esq. and Joseph R. Saucedo for re-election as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the re-election of the three candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined by the Nasdaq Listing Rules and Rule 10A(3)(b)(1) of the Exchange Act. As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits its financial statements.

The Company’s Board of Directors adopted a revised written Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual on Form 10-K.

AUDIT COMMITTEE
Joseph R. Saucedo, Chairman
John J. Connors
Jack W. Brown
Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Messrs. Brown and Saucedo, and Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of whom are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nasdaq Listing

Standards. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which can be found on the Company’s website, www.icumed.com.

Our Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation. It reviews the performance of the Company and our CEO, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, and awards under our bonus and incentive plans.

Our Compensation Committee engaged Compensia, a national compensation consulting firm, to advise on the performance-based compensation structure and awards, including the Performance-Based Incentive Plan and to provide market data and other analysis for compensation of executive officers and members of our Board of Directors. Prior to making its decisions for executive officers other than the CEO, the Compensation Committee receives recommendations from the CEO as to the amounts and types of compensation and other awards for those executive officers.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. Our Compensation Committee has reviewed and discussed the CD&A with management of the Company. Based on these reviews and discussions, our Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE
Michael T. Kovalchik III, M.D., Chairman
Jack W. Brown
Joseph R. Saucedo
Richard H. Sherman, M.D.
Robert S. Swinney, M.D.
Special Committee

In 2013, our Board of Directors established a special committee, composed of all the non-employee members of the Board to consider and evaluate a potential strategic transaction that ultimately did not proceed.

Shareholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s website, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

Compensation Committee Interlocks and Insider Participation

During 2013, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. The Compensation Committee consists of Messrs. Brown and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney.

Conflict of Interest Analysis

The Compensation Committee believes that the work of Compensia, the compensation consultant engaged by our Compensation Committee during 2013, raised no conflict of interest. In reaching this conclusion, our Compensation Committee considered the factors set forth in the SEC and NASDAQ rules regarding compensation advisor independence.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports on prescribed forms regarding ownership of and transactions in the common stock with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Forms 5 were required to be filed, the Company believes that with respect to 2013 all Section 16(a) filings were filed on a timely basis.

Proposals Requiring Your Vote

Proposal 1 - Approval of an Amendment to the Certificate of Incorporation to Provide for a Three-Year Phase-Out of the Classification of the Board of Directors and to Provide for the Annual Election of Directors

General

After careful consideration and upon the recommendation of the Nominating and Governance Committee, which is comprised entirely of independent directors, the Board has adopted for approval by stockholders proposed amendments to the Company’s Certificate of Incorporation to:

•
provide for the annual election of directors by phasing out the Company’s classified Board, commencing with the 2014 Annual Meeting (the declassification of the Board would be complete beginning with the 2016 Annual Meeting of Stockholders, and from then on, the entire Board would stand for election annually for one-year terms); and

•	to revise related provisions of the Certificate of Incorporation, as described below.

The Board recommends that the Company’s stockholders vote FOR the approval of these amendments to the Company’s Certificate of Incorporation.

Summary of Proposed Amendments
Under Article Sixth of the Company’s Certificate of Incorporation, the Board is currently divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The Board has determined that it is advisable and in the best interests of the Company and the stockholders to phase out the classified Board, thereby permitting the Company’s stockholders to elect all members of the Board annually.

The proposed amendments to phase out the classified Board would not shorten the existing term of a director, as the directors who have been elected to three-year terms prior to the effectiveness of the proposed amendments will complete those terms. Under the proposed amendment, all directors standing for election would be elected for a one-year term as follows:

•	each director elected at the Company’s 2014 Annual Meeting of Stockholders would be elected for a one-year term or until his successor is elected;

•
directors previously elected for three-year terms ending in 2015 and 2016 will continue to serve out these terms so that no director previously elected to a three-year term will have his term shortened; and

•
directors standing for election at the Company’s 2015 and 2016 Annual Meeting of Stockholders, and each annual meeting thereafter, will be elected for a one-year term ending at the next annual meeting of stockholders or until their successors are elected.

Directors elected by the Board to fill vacancies would have the same remaining terms as that of their predecessors. In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause, whereas currently directors can be removed only with cause since the Board is classified. As required by Delaware law, the amendments would permit stockholders to remove directors elected to one-year terms with or without cause. Directors previously elected for and serving out the remainder of a three-year term would continue to be removable only with cause.

In accordance with Delaware law, the Board has adopted resolutions approving and declaring advisable these proposed amendments and is recommending them to stockholders for approval. The proposed amendments to Article Sixth of the Company’s Certificate of Incorporation are set forth in Annex A, attached hereto. Additions to Article Sixth of the Company’s Certificate of Incorporation are indicated by underlining, and deletions are indicated by strike-outs.

If the proposed amendments are adopted and becomes effective, the Board will adopt conforming amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) as permitted by the Company’s Certificate of Incorporation. If the proposed amendments are not approved, the Board will remain classified, and the two directors up for election under Proposal 3 of this Proxy Statement will be elected for a three-year term and may only be removed with cause. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier resignation or removal.

Required Stockholder Approval

Our Certificate of Incorporation requires that the proposed amendments be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock of the Company entitled to vote. Accordingly, this proposal will be approved upon the affirmative vote of the holders of at least 66 2/3% of our outstanding common stock as of the record date. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

Legal Effectiveness

If the proposed amendments to the Certificate of Incorporation are approved by the requisite vote of the stockholders, the amendments to the Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware. If approved, we intend to make such filing promptly following approval.

Our Board reserves the right to abandon or delay the filing of the amendments to the Certificate of Incorporation even if they are approved by our stockholders.

Proposal 2 - Approval of an Amendment and Restatement of the Certificate of Incorporation.
General
On April 11, 2014, the Board unanimously adopted, subject to stockholder approval at the Annual Meeting, the Amended and Restated Certificate of Incorporation as set forth in Annex B (the “Proposed Restatement”).

The Company’s Certificate of Incorporation was originally filed on January 9, 1992, and has been amended from time to time over the years. In addition to reflecting the previous changes made to the Certificate of Incorporation, including the changes set forth in Proposal 1 of this Proxy Statement if approved by stockholders at the Annual Meeting, the Proposed Restatement is intended to conform certain provisions of the Certificate of Incorporation to the Company’s Bylaws and to update the Certificate of Incorporation and to integrate it into a single comprehensive document.

The Board recommends that the Company’s stockholders vote FOR the approval of the amendment and restatement of the Company’s Certificate of Incorporation to reflect these changes.

Summary of Proposed Amendment and Restatement

Integration of Prior Amendments and Certificate of Designation
Since the initial adoption of the Certificate of Incorporation in 1992, there have been numerous amendments to the Certificate of Incorporation, each of which is now represented by a separate document. The Proposed Restatement integrates all of the prior amendments that have been made by the Company to the Certificate of Incorporation, including amendments reflecting prior changes to the Company’s capital structure and the currently effective Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, into one unified document, which eliminates the need to refer to a number of separate documents in order to find the complete text of the Certificate of Incorporation. In addition, if Proposal 1 is approved, the Proposed Restatement set forth in Annex B will be further revised to reflect the changes set forth in Annex A regarding the phase-out of the Company’s classified Board.

Identity of Initial Incorporator
Article Fifth of the Certificate of Incorporation identifies the mailing address and name of the incorporator of the Company. These provisions are no longer applicable and can be deleted from the Certificate of Incorporation.

Powers of the Board
The Board has approved amendments to Article Seventh of the Certificate of Incorporation containing updates clarifying the Board’s ability to manage the Company in accordance with Delaware law. The proposed amendments include language to conform to the Company’s Bylaws, which provide that the Board is authorized to amend the Company’s Bylaws, and confirm that the Board is granted this power by Section 109 of the DGCL, which provides that a Delaware corporation’s certificate of incorporation may permit boards of directors to amend a corporation’s bylaws. These amendments do not affect the power of stockholders to take any actions granted to stockholders under Delaware law, including to amend the Bylaws.

Miscellaneous Provisions
In addition to the foregoing changes, certain immaterial revisions were made to the Certificate of Incorporation to correct typographical errors and to update certain information.

Required Stockholder Approval

Our Certificate of Incorporation requires that the proposed amendments be approved by the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote. Accordingly, this proposal will be approved upon the affirmative vote of the holders of at least a majority of our outstanding common stock as of the record date. Abstentions and broker non-votes will therefore have the same effect as an “Against” vote with respect to this proposal.

Legal Effectiveness

If the Proposed Restatement is approved by the requisite vote of the stockholders, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware. If approved, we intend to make such filing promptly following approval.

Our Board reserves the right to abandon or delay the filing of the Amended and Restated Certificate of Incorporation even if it is approved by our stockholders.

Proposal 3 - Election of Directors

Nominees and Directors

Two of the eight directors currently constituting the Board are to be elected at the Annual Meeting to hold office until the 2017 Annual Meeting (or for a one-year term at the 2015 Annual Meeting if Proposal 1 is approved) and until their successors are elected and qualified. Michael T. Kovalchik, III, M.D. was not nominated to stand for re-election at the Annual Meeting. The Company's Board is divided into three classes. Under the current Certificate of Incorporation, each year a different class of directors is elected at the Annual Meeting to a three-year term. If Proposal 1 is approved, beginning with the 2016 Annual Meeting, all directors will stand for election annually, as explained above.

In the election of directors, the Board recommends that you vote FOR John J. Connors, Esq and Joseph R. Saucedo, who are now members of the Board and whose current terms of office are expiring.
It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

The following are summaries of the background, business experience and descriptions of the principal occupations of our director nominees.

John J. Connors, Esq.

Mr. Connors, 74, has been a director since 1992 and previously served as a director from December 1988 to July 1989. He is a patent attorney and the founder of Connors & Associates PC, a professional law corporation specializing in intellectual property law. Mr. Connors is a member of the Orange County Bar Association, the Orange County Patent Law Association, the Los Angeles Intellectual Property Law Association and the Association of Corporate Patent Counsel. The Board is well served by Mr.Connors' considerable technical knowledge, particularly his experience in the areas of patent acquisition, patent infringement and the negotiation of the sale and licensing of intellectual property, which brings a unique and valued perspective to the Board. Mr. Connors’ current term expires in 2014.

Joseph R. Saucedo

Mr. Saucedo, 71, has been a director since 2001 and serves as Chair of the Audit Committee. He is Chairman and President of Bolsa Resources, Inc., a business management consulting firm that provides both management consulting and financial accounting function support to manufacturing companies. He has a Masters in Business Administration. Mr. Saucedo’s 30 years of financial and accounting experience include serving as President and CEO of a financial institution where he was responsible for overseeing the performance of the company, as an auditor for a major auditing firm, and currently, the review, analysis and evaluation of clients’ financial statements and financial consulting to manufacturing concerns. The Board is well served by having Mr. Saucedo on the Board in part because it believes that his financial knowledge and experience is valuable to the Board, particularly with respect to his service on the Audit Committee. Additionally, his wide range of experiences from the CEO of a financial institution to an auditor at a major auditing firm provide him with insight into all financial aspects of a company. The Board has determined that Mr. Saucedo is an “audit committee financial expert” and is “independent,” as those terms are defined by applicable Nasdaq Listing Rules and SEC regulations. Mr. Saucedo’s current term expires in 2014.

The following are summaries of the background, business experience and descriptions of the principal occupations of our other directors.

Michael T. Kovalchik, III, M.D.

Dr. Kovalchik, 68, has been a director since 1989 and serves as Chair of our Compensation Committee. Dr. Kovalchik is a physician and the Director of DaVita Healthcare Kidney Center, Torrington, Connecticut. The Board is benefited by having Dr. Kovalchik on the Board in part due to his extensive medical knowledge and his compensation committee leadership experience. As noted above, Dr. Kovalchik is retiring from the Board at the end of his current term at the 2014 Annual Meeting.

Jack W. Brown

Mr. Brown, 74, has been a director since 1992. He is the former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices for cardiovascular surgery and vascular access devices. His experience includes management positions at Bentley Laboratories and Baxter Laboratories. Mr. Brown has a background in manufacturing, marketing and product development. The Board believes that Mr. Brown’s leadership experience at a medical device company gives him a breadth of knowledge and a unique perspective on the competitive nature of the industry. Mr. Brown’s current term expires in 2015.

Richard H. Sherman, M.D.

Dr. Sherman, 67, has been a director since 1990, and serves as chair of the Nominating/Corporate Governance Committee. He is a physician in private practice with privileges in Internal Medicine and Cardiology at Bayhealth Medical Center, Milford, Delaware. He established and directed the Noninvasive Cardiology Laboratory, and the Cardiac Rehabilitation Program for Milford Memorial Hospital. He has been elected to local, county and state medical leadership positions and has served on nonprofit and private boards and their committees. Currently he serves on the Credentials Committee of Bayhealth Medical Center and the Budget and Finance Committee of the Medical Society of Delaware. He is a governance fellow in the National Association of Corporate Directors. The Board is well served by Dr. Sherman’s broad medical and leadership experience. Dr. Sherman’s term expires in 2015.

George A. Lopez, M.D.

Dr. Lopez, 66, has been a director since 1984. He is the founder of the Company and served as Chairman of the Board, President and CEO from 1989 to February 2014, stepping down from these positions for health reasons. His extensive experience with the Company and industry knowledge provides an invaluable insight to the Board on issues involving the Company and its goals. Dr. Lopez’s current term expires in 2016.

Robert S. Swinney, M.D.

Dr. Swinney, 67, has been a director since 1998 and previously served as a director from 1989 to October 1995. Dr. Swinney has more than 30 years experience as a critical care physician in a large, public teaching hospital, where he has formerly served as the critical care unit director and Chair of the ICU Committee. Dr. Swinney also has experience in private primary care practice and emergency medicine. He holds two patents for medical products and, in his daily work, is frequently called upon to examine and evaluate new medical products. The Board benefits from Dr. Swinney’s medical and leadership experience, including Dr. Swinney’s work with patents, as well as his ongoing work, which has provided him with a high level of technical expertise, which keep him current on new developments in medical technology. Dr. Swinney’s current term expires in 2016.

Vivek Jain

Mr Jain, 41, joined the Company as CEO and Chairman of the Board in February 2014. The Board believes that including the CEO as a director is an efficient way of ensuring continuity between the development and execution of the Company’s business strategies. From August 2011 until February 2014, Mr. Jain served as CareFusion’s President, Procedural Solutions. From September 2009 until July 2011, Mr. Jain served as President, Medical Technologies and Services of CareFusion. From July 2007 until August 2009, Mr. Jain served as the Executive Vice President-Strategy and Corporate Development of Cardinal Health. Prior to joining Cardinal Health, from May 2006 to August 2007 Mr. Jain served as Senior Vice President/Head of Healthcare Strategy, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company. Mr. Jain was an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from July 1994 to April 2006. His last position with J.P. Morgan was as Managing Director/Co-Head of Global Healthcare Investment Banking from April 2002 to April 2006. Mr. Jain's current term expires in 2015.

Proposal 4 - Approval of Amendment and Restatement of the 2011 Plan

General
We are asking our stockholders to approve the amendment and restatement of our 2011 Stock Incentive Plan (the “2011 Plan”) to increase the number of shares which can be subject to awards thereunder by 1,100,000 shares. We intend to continue to use the 2011 Plan, as amended and restated, to attract and retain key talent, encourage stock ownership by our employees, non-employee directors and consultants, to better align with governance best practices, and to enable us to grant performance-based compensation under Code Section 162(m). The Board has unanimously approved the amended and restated 2011 Plan, subject to approval of our stockholders at the Annual Meeting. Approval of the amended and restated 2011 Plan requires that the votes cast affirmatively exceed the votes cast negatively on the matter. If the stockholders do not approve the amended and restated 2011 Plan, we will not have a sufficient number of shares to meet our anticipated needs as discussed in greater detail below.
We are also asking our stockholders to approve the material terms of the amended and restated 2011 Plan so that the Company will continue to have the ability to grant “performance-based” awards (in addition to stock options and stock appreciation rights) that are intended to be exempt from the $1 million deductibility limit under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to our chief executive officer and to each of our three other most highly-compensated executive officers (other than the chief financial officer) may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), we may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). Re-approval for Section 162(m) is required every five years, and if the stockholders approve the amended and restated 2011 Plan stockholder re-approval of the material terms of the 2011 Plan will not be required again under Section 162(m) until 2019. Obtaining stockholder approval is only one of several conditions that must be satisfied for awards under the 2011 Plan to qualify as performance-based compensation, and the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, potentially with retroactive effect. Accordingly, it is possible that awards intended to qualify as performance-based compensation could be determined by the Internal Revenue Service not to so qualify. In addition, we may choose to provide awards under the 2011 Plan that are not intended to qualify as performance-based compensation.
We believe strongly that the approval of the amended and restated 2011 Plan is essential to our success. Our employees are our most valuable assets. We strive to provide them with compensation packages that are competitive, but that also reward personal performance, help meet our retention needs and reinforce their incentives to manage our business as owners, thereby aligning their interests with those of our stockholders. To achieve these objectives, we historically have provided a significant portion of key employees’ total compensation in the form of equity awards, the value of which depends on our stock performance. Our goal is for long-term equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus from our employees and provide the Company with an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time subject to continued service with us.

We have recently sought to further align the interests of employees and stockholders through the grants to our executive officers of performance-based options that will only vest in increments if the price of our stock increases by 25% and 50% over the grant date fair market value.
As of March 17, 2014, only 88,520 shares remain available for the grant of future awards under the 2011 Plan. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the proposed share reserve under the 2011 Plan, along with the inducement plan, which is available only for limited use to induce new employees to join us, will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for approximately four years. However, a change in business conditions or Company strategy could alter this projection.

The alternative to using equity for retention and incentive purposes would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practical or advisable because, as a high-growth company, we believe that a combination of equity awards and cash compensation provide a more effective compensation vehicle than cash alone for attracting, retaining and motivating our employees and that equity awards align employees and stockholder interests. Any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would have significant long-term retention value and would not serve to align our employees’ interests as closely to those of our stockholders in the absence of equity incentives.

The Board of Directors recommends a vote FOR the approval of the amendment and restatement of the Company’s 2011 Stock Incentive Plan.
A general description of the principal terms of the 2011 Plan, as amended and restated, is set forth below. This description is qualified in its entirety by the terms of the amended and restated 2011 Plan, a copy of which is attached hereto as Annex C.
Key Features of the 2011 Plan:
We believe that the 2011 Plan contains provisions consistent with current best compensation practices including:

•
Awards are merit-based as part of our overall compensation program. We grant equity awards to a broad range of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act in the best interests of our stockholders. Approximately 14% of all outstanding awards as of December 31, 2013 are held by employees who are not named executive officers or directors. In fiscal 2013, approximately 21% of all awards, on a share basis, were issued to employees who are not named executive officers or directors.

•	An independent committee of the Board of Directors administers the 2011 Plan.

•	Awards other than stock options and stock appreciation rights are charged against the 2011 Plan share reserve at the rate of 2.09 shares for each share actually granted.

•	The 2011 Plan does not include an evergreen provision to automatically increase the number of shares available under it on an annual basis.

•	Awards may not be granted later than 10 years from the effective date of the 2011 Plan.

•	Awards may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents.

•	Stock options and stock appreciation rights may not be repriced or otherwise exchanged for new awards or cash without prior approval of our stockholders.

•
In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, unless otherwise approved by the committee administering the 2011 Plan.

•	Stock options and stock appreciation rights may not be granted below fair market value.

•	Shares tendered in exercise of a stock option, shares withheld for taxes and shares repurchased by the Company generally are not available again for grant under the 2011 Plan.

•	The 2011 Plan reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

•	The 2011 Plan does not provide for any tax gross-ups.

•	As of March 17, 2014, only 88,520 shares remain available for the grant of future awards under the 2011 Plan.

•
We expect to manage “overhang” prudently. (Overhang is sum of total awards outstanding and shares available for grant as a percentage of the sum of common shares outstanding, awards outstanding and shares available for grant.)

Burn Rate and Overhang
In administering our equity compensation program, we consider both our “burn rate” and our “overhang”. We define “burn rate” in a given year as the total number of shares that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average shares outstanding during the year. Our respective burn rate in 2011 was 2.1% and our three-year average burn rate from 2011-2013 was 1.9%.

We define “overhang” as of a given date as: the sum of the total number of shares that underlie outstanding equity awards plus the total number of shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan shares”); divided by the sum of total plan shares and shares outstanding as of such date. Our overhang as of December 31, 2013 was 17.6%, and on a pro forma basis (assuming the 1,100,000 increase to the number of shares in the 2011 Plan was authorized as of December 31, 2013), our overhang as of December 31, 2013 would have been 22.3%.

We believe that our overhang (both on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes. Our overhang also reflects the fact that we encourage option holders to hold their awards for extended periods of time after vesting. We believe these both have the effect of extending the period during which the average equity award is reflected in the overhang calculation. As of December 31, 2013, 70% of our outstanding equity awards were "in-the-money", vested stock options. If these stock options were not outstanding at December 31, 2013, our overhang would have been 10.0% and on a pro forma basis (assuming the 1,100,000 increase to the number of shares in the 2011 Plan was authorized as of December 31, 2013), our overhang as of December 31, 2013 would have been 15.1%.

General Description
Purpose. The purposes of the amended 2011 Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, consultants and directors through ownership of our Shares, and to promote the success of the Company’s business.
Shares Reserved for Issuance under the 2011 Plan. If the amendment is approved by stockholders, the maximum aggregate number of Shares which may be issued pursuant to all awards under the 2011 Plan will be 2,754,510 Shares. The number of Shares available under the 2011 Plan will be subject to adjustment in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure.
The maximum number of Shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is five hundred thousand 500,000 Shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand 250,000 Shares. The foregoing limitations shall be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure, and its determination shall be final, binding and conclusive.
Share Counting. Shares issued in connection with options and SARs will be charged against the 2011 Plan’s share reserve on the basis of one (1) Share for each Share issued in connection with such awards (and shall be counted as one (1) Share for each Share that is returned or deemed not to have been issued from the 2011 Plan). Each Share subject to awards other than options and stock appreciation rights will be charged against the 2011 Plan’s share reserve on the basis of 2.09 Shares for each Share issued in connection with such awards (and shall be counted as 2.09 Shares for each Share that is returned or deemed not to have been issued from the 2011 Plan). Any Shares covered by an award which is forfeited, canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued under the 2011 Plan. Shares that have been issued under the 2011 Plan pursuant to an award shall not be returned to the 2011 Plan and shall not become available for future grant under the 2011 Plan, except where unvested Shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value. Shares tendered or withheld in payment of an option exercise price, Shares withheld by the Company to pay any tax withholding obligation, and all Shares covered by the portion of a stock appreciation right that is exercised shall not be returned to the 2011 Plan and shall not become available for future issuance under the 2011 Plan.
Administration. The 2011 Plan is administered, with respect to grants to officers, employees, directors, and consultants, by the 2011 Plan administrator (the “Administrator”), defined as the Board or one (1) or more committees designated by the Board. The Compensation Committee currently acts as the Administrator. With respect to grants to Officers and Directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.
No Repricings without Stockholder Approval. The Company shall obtain stockholder approval prior to (i) the reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2011 Plan or (ii) the cancellation of an option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying Shares, in exchange for another option, restricted stock or other award or for cash (unless the cancellation and exchange occurs in connection with a Corporate Transaction). Notwithstanding the foregoing, cancelling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original option or stock appreciation right will not be subject to stockholder approval.
Terms and Conditions of Awards. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2011 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the Shares subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2011 Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2011 Plan shall be designated in an award agreement.
Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of Shares or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above, to approve award agreements for use under the 2011 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2011 Plan, to construe and interpret the terms of the 2011 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2011 Plan, as the Administrator deems appropriate.
The term of any award granted under the 2011 Plan will be stated in the applicable award agreement but may not exceed a term of more than 10 years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the Shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.
The 2011 Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of nonqualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per Share on the date of grant. In the case of all other awards granted under the 2011 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, Shares or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.
Under the 2011 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2011 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Section 162(m) of the Code. The maximum number of Shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is five hundred thousand 500,000 Shares. The foregoing limitation shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of Shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of Shares with respect to which an award may be granted to a participant.
For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand 250,000 Shares. The foregoing limitation shall be adjusted proportionately by the plan Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates (or, if earlier, the date after which 25% of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.
Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.
The 2011 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) change in Share price, (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per Share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or stockholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) days’ sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals. The performance criteria may be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company.
Change in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by outstanding awards, the number of Shares that have been authorized for issuance under the 2011 Plan, the exercise or purchase price of each outstanding award, the maximum number of Shares that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our Shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the 2011 Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement, for the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.
Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each award which is at the time outstanding under the 2011 Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such award, provided that the Grantee’s Continuous Service has not terminated prior to such date.
Amendment, Suspension or Termination of the 2011 Plan. The Board may at any time amend, suspend or terminate the 2011 Plan. The 2011 Plan will terminate on May 13, 2021 unless earlier terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the 2011 Plan in such a manner and to such a degree as required.
Certain Federal Tax Consequences
The following summary of the federal income tax consequences of the 2011 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.
Nonqualified Stock Options. The grant of a nonqualified stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the Shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.
A nonqualified stock option can be considered deferred compensation and subject to Section 409A of the Code. A nonqualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Incentive Stock Options. The grant of an incentive stock option under the 2011 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the Shares. If the participant does not dispose of the Shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.
If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.
The “spread” under an incentive stock option-i.e., the difference between the fair market value of the Shares at exercise and the exercise price-is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the Shares within the calendar year in which the incentive stock options are exercised. However, such a sale of Shares within the year of exercise will constitute a disqualifying disposition, as described above.
Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.
An SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. An SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.
Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long- or short-term capital gain to the recipient. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued.
Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or Shares. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the Shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any Shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such Shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the Shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.
Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.
Amended Plan Benefits. We have not granted awards subject to stockholder approval of the 2011 Plan as amended and restated. Therefore, it is not presently possible to determine the benefits or amounts that may be received by individuals or groups pursuant to the 2011 Plan in the future.
The grant of awards under the 2011 Plan, including grants to the executive officers named in the Summary Compensation Table below, is subject to the discretion of the Administrator. The following table sets forth information with respect to the grant of options under the 2011 Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company's last fiscal year. The level of past grants is not necessarily indicative of the level of future grants.

Name and position	Number of shares underlying stock options granted	Number of underlying PRSU/RSUs granted
George A. Lopez, M.D., Former Chairman of the Board, President and Chief Executive Officer	79,576	6,897
Scott E. Lamb, Treasurer and Chief Financial Officer	23,624	2,047
Steven C. Riggs, Vice President of Operations and Former Acting Chief Executive Officer	23,624	2,047
Richard A. Costello, Former Vice President of Sales	23,624	2,047
Alison D. Burcar, Vice President of Product Development	23,624	2,047
All named executive officers, as a group	174,072	15,085
All non-employee directors, as a group	16,020	4,908
All employees, other than named executive officers, as a group	54,348	—

Proposal 5 - Selection of Auditors
Deloitte & Touche, LLP (“Deloitte”) has been the Company’s independent registered public accounting firm since its selection by the Audit Committee on March 19, 2008. Deloitte was most recently ratified by the stockholders at the 2013 Annual Meeting as the independent registered public accounting firm of the Company for the year ending December 31, 2013.
The Audit Committee has appointed Deloitte to continue as the independent registered accounting firm of the Company for the year ended December 31, 2014. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte.

Fees Paid to Auditors
It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee. Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter. In 2012 and 2013, all fees to our auditors were pre-approved by the Audit Committee.

Deloitte was our independent registered public accounting firm in 2012 and 2013. Fees billed by Deloitte for 2012 and 2013 were as follows:

	2013	2012
Audit fees	$692,409	$581,832
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees *	$256,800	$—
*Fees associated with a strategic transaction that ultimately did not proceed

Proposal 6 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, our Board of Directors is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of our named executive officers for 2013 as disclosed in the Compensation Discussion and Analysis and related tables in this Proxy Statement.

We conducted our first stockholder advisory vote on our named executive officer compensation at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders' concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual stockholder advisory vote on our named executive officer compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At our 2012 Annual Meeting of Stockholders, more than 95% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officers' compensation as disclosed in the proxy statement for that meeting, and as a result our named executive officer compensation was approved. Our Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time. Nevertheless, our Compensation Committee made important changes to our executive compensation programs in 2011 and 2012. For example, beginning in 2011 all of our named executive officers became participants in the Company's 2008 Performance-Based Incentive Plan and beginning in 2012, our Compensation Committee added PRSUs as a portion of our executives' equity compensation. We believe these changes demonstrate the Compensation Committee's ongoing commitment to aligning compensation of our named executive officers with the interests of our stockholders and current market practice, including a continuing move towards increasing pay-for-performance compensation methodologies.

In light of the advisory vote at the 2011 Annual Meeting of Stockholders on the frequency of future “say-on-pay” advisory votes, our Compensation Committee has unanimously recommended, and the our Board of Directors has unanimously approved, that the Company will hold an annual stockholder advisory vote on named executive compensation, including a vote at the 2014 Annual Meeting of Stockholders. Our Board of Directors encourages stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee and the Board of Directors with respect to the compensation of our named executive officers for 2013.

As discussed in the Compensation Discussion and Analysis, our named executive officers' compensation is primarily comprised of base salary, cash bonus pay and equity awards and is based on the following.

•	Base salaries are competitively based on taking into account the officer's responsibilities and experience.

•
Cash bonus awards are based on our actual performance as measured against financial targets (total revenue, operating income excluding MDET and diluted earnings per share excluding MDET) and individual performance goals for our named executive officers except Dr. Lopez, whose cash bonus is based entirely on the annual performance metrics.

•
Equity awards are generally consistent with the level of awards granted by our compensation peer group and are granted at levels that seek to position the total direct compensation opportunities of our named executive officers within the competitive market range (with adjustments upwards or downwards based on factors such as Company and individual performance, experience, longevity with the Company, internal pay parity considerations and unique requirements of the position).

Our Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis. Accordingly, our Board recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders of ICU Medical, Inc. approve, on an advisory basis, the compensation paid to the Company's named executive officers as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although the vote is non-binding, the Board and our Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the Company's named executive officers.

The Board of Directors recommends a vote FOR approval of the compensation of the Company's named executive officers.

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 2013 is being mailed to all stockholders together with this Proxy Statement.
THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON APRIL 21, 2014. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEBSITE, WWW.ICUMED.COM.
NOMINATION OF DIRECTORS AND SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an Annual Meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s Bylaws, and the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stockholder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s Bylaws.

In connection with the 2015 Annual Meeting, each of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not earlier than January 28, 2015 and not later than February 28, 2015. If the date of the 2015 Annual Meeting is advanced or delayed more than 30 days from June 9 (the one year anniversary of this year’s Annual Meeting), then in each case for notice by the stockholder to be timely, it must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to the 2015 Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made.

Consistent with SEC rules, the deadline by which notice of a proposal that a stockholder is seeking to have included in the Proxy Statement for the 2015 Annual Meeting must be received by the Company at its principal executive offices is December 29, 2014, or if the date of the 2015 Annual Meeting is changed by more than 30 days from June 9, then a date that is a reasonable time before the Company begins to print and mail its proxy materials. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

ANNEX A
ICU MEDICAL, INC.

AMENDMENT TO ARTICLE SIXTH TO
THE CERTIFICATE OF INCORPORATION

SIXTH:    The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the corporation and may be increased or decreased as therein provided. Directors of the corporation need not be elected by ballot unless required by the Bylaws.
The directors, other than any directors elected separately as a class by the holders of one or more series of Preferred Stock, shall be and are divided into three classes; provided that such division shall terminate at the second Annual Meeting of Stockholders held after the 2014 Annual Meeting of Stockholders. At each annual meeting of stockholders beginning at the 2014 Annual Meeting of Stockholders, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2014 Annual Meeting of Stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2015 Annual Meeting of Stockholders; at the 2015 Annual Meeting of Stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2016 Annual Meeting of Stockholders; and at the 2016 Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next Annual Meeting of Stockholders.
~~The directors shall be divided into three classes. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such group or groups as the Board of Directors shall designate. At the first meeting of stockholders, a class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director may be removed from office for cause only and, subject.~~ Any directors serving in a class of directors for a term expiring at the third Annual Meeting of Stockholders following the election of such class may be removed only with cause, and all other directors may be removed with or without cause. Subject to such removal, death, resignation, retirement or disqualification, each director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified. No alteration, amendment or repeal of this Article SIXTH or the Bylaws of the corporation shall be effective to shorten the term of any director holding office at the time of such alteration, amendment or repeal, to permit any such director to be removed without cause, or to increase the number of directors in any class or in the aggregate from that existing at the time of such alteration, amendment or repeal, until the expiration of the terms of office of all directors then holding office, unless (i) in the case of this Article SIXTH, such alteration, amendment or repeal has been approved by the affirmative vote of two-thirds of the shares of stock of the corporation outstanding and entitled to vote thereon, or (ii) in the case of the Bylaws, such alteration, amendment or repeal has been approved by either the affirmative vote of two-thirds the holders of all shares of stock of the corporation outstanding and entitled to vote thereon or by a vote of a majority of the entire Board of Directors.
To the extent that any holders of any class or series of stock other than Common Stock issued by the corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be doomed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above, any such directors so elected shall be subject to removal in such manner as may be provided by law.

A- 1

ANNEX B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ICU MEDICAL, INC.
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware
ICU Medical, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. The name of the corporation is ICU Medical, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 9, 1992.
2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and also further amends the provisions of the Certificate of Incorporation of the corporation, as heretofore amended, and has been duly adopted and approved by the Board of Directors and the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
3. The text of the Certificate of Incorporation of the corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

FIRST:    The name of the corporation is ICU Medical, Inc.
SECOND:    The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.
THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:    The total number of shares of stock of all classes which the corporation shall have the authority to issue is 80,500,000 shares consisting of 80,000,000 shares of Common Stock, par value of $0.10 per share and 500,000 shares of Preferred Stock, par value of $1 per share.
The Board of Directors shall have the authority at any time and from time to time to adopt a resolution or resolutions dividing the Preferred Stock into one or more series and (unless otherwise provided in such resolution or resolutions) to increase or decrease the number of shares of any such series, but not below the number of shares of any such series then outstanding. The Board of Directors is authorized to fix or alter in any one or more respects, from time to time, by a resolution or resolutions, the designation, powers, voting powers, preferences and the relative, participating, optional, conversion or other rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, rights upon dissolution or liquidation, sinking funds, and any other rights, preferences and limitations of any series of Preferred Stock.
Pursuant to the authority conferred by this Article FOURTH, a series of Preferred Stock designated as the Series A Junior Participating Preferred Stock has been designated, the terms of which, including number of shares, and the rights, preferences and powers thereof, and the qualifications, limitations and restrictions thereon, are as set forth in Exhibit A attached hereto and incorporated herein by reference.
FIFTH:    The exact number of directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the corporation and may be increased or decreased as therein provided. Directors of the corporation need not be elected by ballot unless required by the Bylaws.
The directors shall be divided into three classes. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such group or groups as the Board of Directors shall designate. At the first meeting of stockholders, a class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. At each succeeding Annual Meeting of Stockholders, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified. No alteration, amendment or repeal of this Article FIFTH or the Bylaws of the corporation shall be effective to shorten the term of any director holding office at the time of such alteration, amendment or repeal, to permit any such director to be removed without cause, or to increase the number of directors in any class or in the aggregate from that existing at the time of such alteration, amendment or repeal, until the expiration of the terms of office of all directors then holding office, unless (i) in the case of this Article FIFTH, such alteration, amendment or repeal has been approved by the affirmative vote of the holders of two-thirds of the shares of stock of the corporation outstanding and entitled to vote thereon, or (ii) in the case of the Bylaws, such alteration, amendment or repeal has been approved by either the affirmative vote of the holders of two-thirds of all shares of stock of the corporation outstanding and entitled to vote thereon or by a vote of a majority of the entire Board of Directors.
To the extent that any holders of any class or series of stock other than Common Stock issued by the corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above, any such directors so elected shall be subject to removal in such manner as may be provided by law.
SIXTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, for further definition, limitation and regulation of the powers of the corporation and not in limitation or exclusion of any powers conferred upon the corporation by statute.
A.    The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation
B.    The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the corporation.
C.    Action shall be taken by stockholders of the corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, or the President of the corporation, but such special meetings may not be called by any other person or persons.
SEVENTH:    To the fullest extent permitted by the laws of the State of Delaware, now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article SEVENTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article SEVENTH.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said ICU Medical, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by its President, this _____ day of _____, 2014.
BY     ___________________________________

Exhibit A

Series A Junior Participating Preferred Stock

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 200,000.
Section 2. Dividends and Distributions.
(A)Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fractional share of a Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the corporation shall at any time after July 15, 1997 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(C)(i)    If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (hereinafter called a “Default Period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each such Default Period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.
(ii)    During any Default Period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any Annual Meeting of stockholders, and thereafter at Annual Meetings of Stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stack of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any Default Period and during the continuance of such Default Period, the number of Directors shall not be increased or decreased except by the vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or in pari passu with the Series A Junior Participating Preferred Stock.
(iii)    Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President, or the Secretary of the corporation. Notice of such meeting and of any Annual Meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at its last address as the same appears on the books of the corporation, Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, and such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next Annual Meeting of the stockholders.
(iv)    In any Default Period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3, be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(v)    Immediately upon the expiration of a Default Period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, the Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws). Any vacancies on the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D)Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.
(A)Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not
(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
(ii)declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
(iv)purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. As used herein, the term “subsidiary” shall mean any corporation, partnership, limited liability company or other entity (any of which, a “business entity”) in which the corporation holds or controls, directly or indirectly, voting securities or other interests sufficient to elect a majority of the Board of Directors or otherwise has the power, directly or indirectly, whether through ownership of voting securities or other interests or by contract to elect or designate a majority of the members of the governing body of such business entity or manage or control such business entity.
Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6. Liquidation, Dissolution or Winding Up.
(A)Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received per share the greater of 100 times $50 and 100 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the fall amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B)In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and all such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(C)In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction of the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed or converted into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged, changed or converted in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed, exchanged, or converted. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjustment by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of such series shall provide otherwise.
Section 10. Amendment. The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
Section 11.      Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

ANNEX C
ICU MEDICAL, INC.
AMENDED 2011 STOCK INCENTIVE PLAN

1.Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)“Administrator” means the Board or any of the Committees appointed to administer the Plan.
(b)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b‑2 promulgated under the Exchange Act.
(c)“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d)“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.
(e)“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.
(f)“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.
(g)“Board” means the Board of Directors of the Company.
(h)“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.
(i)“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:
(i)the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored Employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d‑3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or
(ii)a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.
(l)“Common Stock” means the common stock of the Company.
(m)“Company” means ICU Medical, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n)“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(o)“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
(p)“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.
(q)“Corporate Transaction” means any of the following transactions; provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i)a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)the complete liquidation or dissolution of the Company;
(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or
(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d‑3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.
(r)“Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.
(s)“Director” means a member of the Board or the board of directors of any Related Entity.
(t)“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
(u)“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.
(v)“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(x)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.
(y)“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.
(z)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(aa)“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(ab)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(ac)“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(ad)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ae)“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.
(af)“Plan” means this 2011 Stock Incentive Plan.
(ag)“Related Entity” means any Parent or Subsidiary of the Company.
(ah)“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.
(ai)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.
(aj)“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
(ak)“Rule 16b‑3” means Rule 16b‑3 promulgated under the Exchange Act or any successor thereto.
(al)“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.
(am)“Share” means a share of the Common Stock.
(an)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of 2,754,510 Shares. The maximum aggregate number of Shares which may be issued pursuant to all Awards of Incentive Stock Options is 800,000 Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as 2.09 Shares for every one (1) Share issued in connection with such Award (and shall be counted as 2.09 Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to

Section 3(b) below in connection with Awards other than Options and SARs). SARs payable in Shares shall reduce the maximum aggregate number of Shares which may be issued under the Plan only by the net number of actual Shares issued to the Grantee upon exercise of the SAR. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b)Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.
4.Administration of the Plan.
(a)Plan Administrator.
(i)Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b‑3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.
(ii)Administration with Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.
(iii)Administration with Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.
(iv)Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.
(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;
(ii)to determine whether and to what extent Awards are granted hereunder;
(iii)to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions of any Award granted hereunder;
(vi)to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;
(vii)to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;
(viii)to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and
(ix)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.
The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator, provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(c)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.
6.Terms and Conditions of Awards.
(a)Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such Awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.
(b)Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(c)Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) change in share price; (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long- or short-term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets or equity; (viii) days’ sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.
(d)Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.
(e)Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(f)Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.
(g)Individual Limitations on Awards.
(i)Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be five hundred thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.
(ii)Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be two hundred fifty thousand (250,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.
(h)Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(i)Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j)Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of any Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
(k)Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award, in the event of the Grantee’s death, on a beneficiary designation form provided by the Administrator.
(l)Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.
7.Award Exercise or Purchase Price, Consideration and Taxes.
(a)Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:
(i)In the case of an Incentive Stock Option:
(A)granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or
(B)granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iii)In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv)In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(v)In the case of other Awards, such price as is determined by the Administrator.
(vi)Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(b)Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:
(i)cash;
(ii)check;
(iii)surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(iv)with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(v)with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)any combination of the foregoing methods of payment.
The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).
8.Exercise of Award.
(a)Procedure for Exercise; Rights as a Stockholder.
(i)Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).
(b)Exercise of Award Following Termination of Continuous Service.
(i)An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.
(ii)Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii)Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.
9.Conditions upon Issuance of Shares.
(a)If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.
(b)As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.
10.Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Corporate Transactions and Changes in Control.
(a)Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.
(b)Acceleration of Award upon Corporate Transaction or Change in Control.
(i)Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.
(ii)Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award, provided that the Grantee’s Continuous Service has not terminated prior to such date.
(c)Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.
12.Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.
13.Amendment, Suspension or Termination of the Plan.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.
14.Reservation of Shares.
(a)The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b)The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.
16.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
17.Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but, until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.
18.Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
20.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

icumedical
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74666-P53222 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**ICU MEDICAL, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 3. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

____________________________

**Nominees:**

01) John J. Connors
02) Joseph R. Saucedo

**The Board of Directors recommends you vote FOR proposals 1 and 2 and 4 through 6:**

| | For | Against | Abstain |
|---|---|---|---|
| 1. To approve an amendment to the Company's Certificate of Incorporation to phase out the Company's classified Board of Directors. | ☐ | ☐ | ☐ |
| 2. To approve an amendment and restatement of the Company's Certificate of Incorporation to update it and integrate prior amendments into a single document. | ☐ | ☐ | ☐ |
| 4. To approve the amendment and restatement of the 2011 Stock Incentive Plan. | ☐ | ☐ | ☐ |
| 5. To ratify the selection of Deloitte & Touche LLP as auditors for the Company. | ☐ | ☐ | ☐ |
| 6. To approve named executive officer compensation on an advisory basis. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M74667-P53222

**ICU MEDICAL, INC.**
**Annual Meeting of Shareholders**
**June 9, 2014**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Vivek Jain and Scott E. Lamb, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of ICU MEDICAL, INC. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held June 9, 2014 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

**HEREIN BY THE UNDERSIGNED, IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, FOR PROPOSAL 6 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.**

**Continued and to be signed on reverse side**